Exhibit 99.1

BRIGGS & STRATTON CORPORATION ANNOUNCES
EXPIRATION OF RIGHTS AGREEMENT

Milwaukee, October 22, 2015/PR Newswire/Briggs & Stratton Corporation (NYSE:BGG):
Briggs & Stratton Corporation (the “Company”) today announced that the Company’s Rights Agreement with Wells Fargo Bank, N.A., as successor rights agent, dated as of August 7, 1996 (as amended through August 8, 2012, and last ratified by shareholders on October 17, 2012) (the “Rights Agreement”), and related common share purchase rights (the “Rights”), expired according to their terms as of the close of business on October 21, 2015, and were not renewed. Prior to expiration, the Rights issued under the Rights Agreement were attached to and traded with shares of the Company’s common stock, and were exercisable only under limited circumstances. Upon expiration, the Rights terminated and had no further force or effect. Shareholders are not required to take any action as a result of the expiration of the Rights.

In connection with the expiration of the Rights Agreement and related Rights, the Company is taking steps to voluntarily de-register the Rights under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to delist the Rights from the New York Stock Exchange. The Company’s common stock continues to be listed on the New York Stock Exchange and registered under the Exchange Act.

About Briggs & Stratton Corporation
Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiaries include North America’s number one marketer of pressure washers, and it is a leading designer, manufacturer and marketer of power generation, lawn and garden, turf care and job site products through its Briggs & Stratton®, Simplicity®, Snapper®, Snapper Pro® Ferris®, PowerBoss®, Allmand™, Billy Goat®, Murray®, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents. For additional information, please visit www.basco.com and www.briggsandstratton.com.

CONTACT: Kathryn M. Buono, Vice President, General Counsel and Secretary, Briggs & Stratton Corporation, 414-259-5333 (BGG)